                                                      FILED UNDER RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO. 33-87432



                          PROSPECTUS SUPPLEMENT NO. 2

                                      TO

                       PROSPECTUS DATED JANUARY 31, 1995

                                      OF

                                MATRITECH, INC.



     This Prospectus Supplement No. 2 supplements the Prospectus dated January 31, 1995, as supplemented by Prospectus Supplement dated February 8, 1996 (collectively, the "Prospectus") of Matritech, Inc. (the "Company") relating to the resale of up to 5,036,520 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which Prospectus was filed as a part of the Company's Registration Statement No. 33-87432.



            The date of this Prospectus Supplement is June 23, 1997

     In connection with the transfer by H. J. Meyers & Co., Inc. (formerly Thomas James Associates, Inc.) of certain Securities to Peter Stern, the "Selling Securityholders" section of the Prospectus is hereby amended to (i) delete the reference on page 12 to Thomas James Associates, Inc., which previously owned and offered 60,000 shares of Common Stock and (ii) replace such reference as follows:

                                        SHARES OF COMMON STOCK

SECURITYHOLDER NAME (1)           SHARES BENEFICIALLY OWNED         SHARES        SHARES BENEFICIALLY OWNED
                                     PRIOR TO OFFERING              OFFERED          AFTER OFFERING (2)
                                                                    -------
                                    NUMBER     PERCENT (3)                        NUMBER       PERCENT (3)
                                    ------     ----------                         ------       ----------
H. J. Meyers & Co., Inc.
 (7)(9)(13)                         207,336      2.1%               40,000        167,336         1.7%

Peter Stern (14)                     30,000       *                 20,000        10,000           *


(13) As of January 31, 1995, as adjusted to reflect only the subsequent (i) acquisition of certain warrants to purchase 200,000 shares of Common Stock, (ii) transfer of an aggregate of 32,664 warrants to Peter Stern and Gerard Mangiardi,
(iii) transfer of 5,000 Selling Agent Warrants to Peter Stern, (iv) exercise of 10,000 Selling Agent Warrants, and (v) transfer of 10,000 Agent Warrants to Peter Stern, H. J. Meyers & Co., Inc.'s beneficial holdings consist of, 10,000 shares of Common Stock, 15,000 Selling Agent Warrants and additional warrants to purchase 167,336 shares of Common Stock.

(14) As of June 10, 1997, Mr. Stern's beneficial holdings consist of (i) 5,000 Selling Agent Warrants, (ii) 10,000 Agent Warrants, and (iii) certain additional warrants to purchase 10,000 shares of Common Stock. Mr. Stern received his Securities by transfer from H. J. Meyers & Co., Inc. (formerly Thomas James Associates, Inc.). Mr. Stern is a managing director of Jesup & Lamont Securities Corporation.